EXHIBIT 99.6

A registration statement relating to the securities proposed to be issued in the Offer (as defined below) has been filed with the Securities and Exchange

Commission (“SEC”) but has not yet become effective. Such securities may not be sold nor may offers to buy such securities be accepted prior to the time the registration statement becomes effective. This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer is made by the Prospectus (as defined below) and the related Letter of Transmittal (as defined below) and any amendments or supplements thereto, and is being made to all holders of Shares. This Offer, however, is not being made to, nor will Shares be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. Exelon Xchange (as defined below) may in its discretion, however, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Shares in any such jurisdiction,

in each case in compliance with the laws of such jurisdiction. In those jurisdictions where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Exelon Xchange by Barclays Capital Inc., ABN AMRO Incorporated and UBS Securities LLC, which are acting as dealer managers (the

“Dealer Managers”), or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Notice of Offer to Exchange

each outstanding share of Common Stock of

NRG Energy, Inc.

for

0.485 of a share of Common Stock of

Exelon Corporation

by

Exelon Xchange Corporation,

a direct wholly-owned subsidiary of

Exelon Corporation

Exelon Xchange Corporation, a Delaware corporation (“Exelon Xchange”) and a direct wholly-owned subsidiary of Exelon Corporation, a Pennsylvania corporation (“Exelon”), is offering to exchange for each outstanding share of common stock, par value $0.01 per share (collectively, the “Shares”), of NRG Energy, Inc., a Delaware corporation (“NRG”), 0.485 of a share of common stock, without par value, of Exelon (the “Exelon Common Stock”) and cash in lieu of fractional shares. The Offer is being made upon the terms and subject to the conditions set forth in the Prospectus/Offer to Exchange, dated November 12, 2008 (the “Prospectus”), and the related Letter of Transmittal (which, as amended, modified or supplemented from time to time, collectively constitute the “Offer”). Stockholders of record who tender their Shares directly to the Exchange Agent (as defined below) will not be obligated to pay brokerage fees or commissions, if any, on the exchange of Shares pursuant to the Offer. Stockholders who hold their Shares through a broker or bank should consult such institution as to whether it charges any service fees or commissions. Exelon Xchange will pay all charges and expenses of BNY Mellon Shareowner Services, which is acting as exchange agent (the “Exchange Agent”), Innisfree M&A Incorporated, which is acting as information agent (the “Information Agent”), and the Dealer Managers incurred in connection with the Offer.

The purpose of the Offer is to acquire control of NRG and ultimately to acquire all of the outstanding Shares. Exelon intends, promptly after completion of the Offer, to seek to have NRG consummate a second-step merger (the “Merger”) of Exelon Xchange or another wholly-owned subsidiary of Exelon with and into NRG. Pursuant to the terms of the Merger, each outstanding Share (other than Shares owned by Exelon, Exelon Xchange, NRG or any of their respective subsidiaries or for which appraisal rights have been perfected) would be converted into the same fraction of a share of Exelon Common Stock as exchanged in the Offer, plus cash in lieu of any fractional shares. Under certain circumstances described in the Prospectus, Exelon may elect to consummate a subsequent merger of NRG with and into Exelon or a wholly-owned subsidiary of Exelon (a “Forward Merger”).

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK

CITY TIME, ON JANUARY 6, 2009, UNLESS THE OFFER IS EXTENDED.

The Offer is conditioned upon, among other things, there having been validly tendered, and not withdrawn prior to the Expiration Date (as defined below), a number of Shares that, when added to the Shares then owned by Exelon, Exelon Xchange and Exelon’s other subsidiaries, shall constitute at least a majority of the outstanding Shares on a fully-diluted basis. Other conditions to the Offer are described in the Prospectus. See the section of the Prospectus captioned “The Offer—Conditions of the Offer.”

Upon the terms and subject to the satisfaction or waiver of the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), promptly after the Expiration Date, Exelon Xchange will accept for exchange, and will exchange, Shares validly tendered and not withdrawn prior to the Expiration Date. In all cases, exchange of Shares will be made only after timely receipt by the Exchange Agent of (1) certificates for such Shares or a confirmation of a book-entry transfer of such Shares into the Exchange Agent’s account at the Depository Trust Company (“DTC”), (2) a properly completed and duly executed Letter of Transmittal, or an agent’s message (as defined in the Prospectus) in connection with a book-entry transfer, and (3) any other required documents. For purposes of the Offer, Exelon Xchange shall be deemed to have accepted for exchange Shares validly tendered and not withdrawn as, if and when Exelon Xchange gives notice thereof to the Exchange Agent. Delivery of Exelon Common Stock in exchange for Shares validly tendered and accepted pursuant to the Offer and cash in lieu of a fraction of a share of Exelon Common Stock will be made by the Exchange Agent promptly after receipt of such notice. The Exchange Agent will act as agent for tendering stockholders for the purpose of receiving Exelon Common Stock and cash to be paid in lieu of a fraction of a share of Exelon Common Stock from Exelon Xchange and transmitting such Exelon Common Stock and cash to validly tendering stockholders. No fractional shares of Exelon Common Stock will be issued pursuant to the Offer, nor will interest be paid by Exelon or Exelon Xchange in any circumstances, regardless of any delay in making such exchange.

The term “Expiration Date” means 5:00 p.m., New York City Time, on January 6, 2009, unless Exelon or Exelon Xchange extends the period of time for which the Offer is open, in which event, the term “Expiration Date” shall mean the latest time and date at which the Offer, as so extended by Exelon or Exelon Xchange, shall expire.

To the extent legally permitted, Exelon and Exelon Xchange expressly reserve the right, in their sole discretion, at any time or from time to time (1) to extend, for any reason, the period of time during which the Offer is open, (2) to amend or terminate the Offer without accepting for exchange or exchanging any Shares, if any of the conditions of the Offer specified in the Prospectus under the caption “The Offer—Conditions of the Offer” have not been satisfied, (3) to amend or terminate the Offer without accepting for exchange or exchanging any Shares if NRG agrees to enter into a negotiated merger agreement with Exelon, (4) except as otherwise specified in the Prospectus, to waive any condition or otherwise amend the Offer in any respect or (5) to delay acceptance for exchange of, or exchange of, any Shares in order to comply in whole or in part with applicable law. Exelon or Exelon Xchange will effect any extension, termination, amendment or delay by giving oral or written notice to the Exchange Agent and by making a public announcement as promptly as practicable thereafter, which, in the case of an extension, will be made no later than 9:00 a.m., New York City Time, on the next business day after the previously scheduled Expiration Date. During any such extension or amendment, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right to withdraw the Shares.

Pursuant to Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Exelon or Exelon Xchange may, subject to certain conditions, elect to provide a subsequent offering period of three business days to 20 business days in length following the expiration of the Offer on the Expiration Date and acceptance for exchange of the Shares tendered in the Offer (a “Subsequent Offering Period”). A Subsequent Offering Period would be an additional period of time, following the first exchange of Shares in the Offer, during which stockholders could tender Shares not tendered in the Offer. If Exelon or Exelon Xchange elects to include a Subsequent Offering Period, it will notify holders of Shares by making a public announcement on the next business day after the Expiration Date consistent with the requirements of Rule 14d-11 under the Exchange Act. Holders of Shares exchanged in a Subsequent Offering Period, if one is included, will receive the same fraction of a share of Exelon Common Stock for each Share exchanged during such period as was offered in the Offer.

Tenders of Shares made pursuant to the Offer will be irrevocable except that Shares may be withdrawn at any time on or prior to the Expiration Date and, unless previously accepted for exchange pursuant to the Offer, may also be withdrawn at any time 60 days after the Offer is commenced. If Exelon or Exelon Xchange decides to include a Subsequent Offering Period, Shares tendered during the Subsequent Offering Period may not be withdrawn. For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Exchange Agent at one of its addresses set forth on the back cover page of the Prospectus and must include the name of the person who tendered the Shares to be withdrawn, the certificate number(s) and the number of Shares to be withdrawn as well as the name of the registered holder, if it is different from that of the person who tendered those Shares. If certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Exchange Agent, then prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Exchange Agent and the signatures on the notice of withdrawal must be guaranteed by an eligible institution (as defined in the Prospectus), unless such Shares were tendered by an eligible institution. If Shares have been tendered pursuant to the procedures for book-entry tender discussed under “The Offer—Procedure for Tendering,” any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares and must otherwise comply with DTC’s procedures.

All questions as to the form of documents (including notices of withdrawal) and the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Shares will be determined by Exelon and Exelon Xchange (which may delegate such power in whole or in part to the Exchange Agent) in their sole discretion, which determination shall be final and binding on all tendering stockholders. None of Exelon, Exelon Xchange, the Exchange Agent, the Information Agent, any Dealer Manager or any other person will be under any duty to give notification of any defect or irregularity in tenders or any notice of withdrawal or incur any liability for failure to give any such notification.

The Offer and the Merger (and, to the extent consummated, the Forward Merger), taken together, are intended to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, in which case the receipt of Exelon Common Stock pursuant to the Offer or the Merger will not be a taxable transaction for U.S. federal income tax purposes, except to the extent of any cash received in lieu of a fractional share of Exelon Common Stock.

The information required to be disclosed by Paragraph (d)(1) of Rule 14d-6 under the Exchange Act is contained in the Prospectus and is incorporated herein by reference.

In connection with the Offer, Exelon and Exelon Xchange will request from NRG its stockholders list and security position listings of Shares held in stock depositories. The Prospectus, the related Letter of Transmittal and other related materials will be mailed to registered holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

The Prospectus and the related Letter of Transmittal contain important information which should be read carefully before any decision is made with respect to the Offer. Such documents may be obtained without charge at the web site of the SEC at www.sec.gov.

Requests for additional copies of the Prospectus, the related Letter of Transmittal and other Offer materials should be directed to the Information Agent, at its address and telephone number as set forth below, and copies will be furnished promptly at Exelon Xchange’s expense. Questions and requests for assistance may be directed to the Information Agent or any Dealer Manager. Exelon Xchange will not pay any fees or commissions to any broker or dealer or any other person (other than the Exchange Agent, the Dealer Managers and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer.

The Information Agent for the Offer is:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Stockholders May Call Toll-Free: (877) 750-9501

Banks and Brokerage Firms May Call Collect: (212) 750-5833

The Dealer Managers for the Offer are:

Barclays Capital Inc.	ABN AMRO Incorporated	UBS Securities LLC
Equity Corporate Services	600 Steamboat Road	299 Park Avenue
745 Seventh Avenue	Greenwich, CT 06830	New York, NY 10171
New York, NY 10019	Toll Free: (866) 427-3673	Toll Free: (877) 299-7215
Toll Free: (888) 610-5877

November 12, 2008